                                                                    EXHIBIT 10.9


                                SUBLEASE AGREEMENT


         THIS AGREEMENT OF SUBLEASE (this "Sublease") is made as of the 10th day of February, 1999 between UNITED DOMINION INDUSTRIES, INC., a Delaware corporation ("Sublessor") and SALES VISION, INC., a NC corporation ("Sublessee").

                                   WITNESSETH:

         WHEREAS, Sublessor is the Lessee under a certain Office Lease (the "Lease"), dated September 1, 1998, with 6000 Fairview Associates, LLC (the "Lessor") pertaining to approximately 16,660 square feet (the "Leased Premises") located on the fourth floor of Southpark Towers (the "Building") at 6000 Fairview Road, Suite 400, Charlotte, North Carolina 28210, a copy of which is attached hereto as Exhibit "A" and made a part hereof.

         WHEREAS, Sublessee desires to occupy a portion of the Leased Premises (the "Subleased Premises"), as hereinafter set forth;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Subleased Premises. Sublessor hereby sublets to Sublessee, and Sublessee hereby leases from the Sublessor the Subleased Premises, as more particularly shown on Exhibit "B" attached hereto and made a part hereof, and consisting of approximately 8,683 rentable square feet of the Leased Premises.

         2. Term of Sublease. The term of this Sublease shall commence on the 15th day of March, 1999 and shall end on the 28th day of February, 2004 (or until such term shall sooner cease or expire as hereinafter provided).

         3.       The Lease.

                  (a) Sublessee acknowledges that it has reviewed and is familiar with all of the terms, covenants and conditions of the Lease that are incorporated herein and made a part hereof as if set forth herein at length. Sublessee assumes and agrees, except as otherwise provided herein, to perform, observe and comply with all of the terms, covenants and conditions on the Lessee's part to be performed, observed and complied with under the Lease as the same may or shall relate to the occupancy of the Subleased Premises. Sublessor represents that it has full right, power and authority under the Lease and otherwise to enter into this Sublease.

                  (b) This Sublease is expressly made subject to all of the terms, covenants and conditions of the Lease. In the event of a conflict between the terms of the Lease and this Sublease, the terms of the Lease shall control.

         4.       Occupancy.

                  (a) Sublessee shall use and occupy the Subleased Premises solely for business offices.

                  (b) Sublessee covenants that it will occupy the Subleased Premises in accordance with the terms of the Lease and will not suffer to be done or omit to do any act that may result in a violation of or a default under any of the terms and conditions of the Lease, or render Sublessor liable for any charge or expense. Sublessee further covenants and agrees to indemnify Sublessor against and hold Sublessor harmless from any loss or liability arising out of, by reason of, or resulting from, Sublessee's failure to perform or observe any of the terms and conditions of the Lease pertaining to the Subleased Premises. Any other provision in this Sublease to the contrary notwithstanding, Sublessee shall pay to Sublessor, as additional rent, any and all sums that Sublessor may be required to pay to Lessor arising out of, by reason of, or resulting from Sublessee's failure to perform or observe one or more of the terms and conditions of the Lease pertaining to the Subleased Premises.

                  (c) Sublessee agrees that Sublessor shall not be required to perform any of the covenants and obligations of Lessor under the Lease and, insofar as any of the covenants and obligations of Sublessor hereunder are required to be performed under the Lease by Lessor thereunder, Sublessee acknowledges that Sublessor shall be entitled to look to Lessor for such performance. Any default or failure of performance by Lessor shall not affect this Sublease or waive or defer any of Sublessee's obligations hereunder; provided, however, that in the event of any such default or failure of performance by Lessor, Sublessor shall take such action as may reasonably be required, under the circumstances, to secure such performance upon Sublessee's written request therefor.

                  (d) If any event described in Section 12.01 of the Lease shall occur with respect to Sublessee or Sublessee's property or if Sublessee shall default in the payment of rent or additional rent hereunder or in the performance or observance of any of the terms, covenants and conditions of this Sublease or of the Lease on the part of Sublessee to be performed or observed, Sublessor shall be entitled to the rights and remedies herein provided or reserved by Lessor in the Lease, including the rights and remedies set forth in Section 12.02 thereof.

         5. Rent. Commencing on the ninetieth day after the earlier of (i) Sublessee's occupancy or (ii) _ days after Sublessor delivers the Subleased Premises to Sublessee after completing Sublessor's Work (described in Section 20 below) (the "Rent Commencement Date"), Sublessee shall pay to Sublessor an annual rent (the "Rent") of One Hundred Eighty-Two Thousand Three Hundred Forty-Three Dollars and 00 Cents ($182,343.00) in equal monthly installments of Fifteen Thousand One Hundred Ninety-Five Dollars and Twenty-Five Cents ($15,195.25), payable in advance on the first day of each month. If the Rent Commencement Date occurs on a day other than the first day of a month then rent for the month in which such date occurs shall be prorated based on the number of days remaining in that month and shall be due and payable on the Rent Commencement Date. Commencing on the Rent Commencement Date, Sublessee shall also pay to Sublessor its pro rata share (the "Pro Rata Share") of such additional rent as is set forth in the Lease, including specifically the Pro Rata Share of the Operating Expense adjustment to Sublessor's Monthly Base Rent as set forth in Section 22.03 of the Lease. The Pro Rata Share shall be determined by dividing the rentable square footage of the Subleased Premises by the rentable square footage of the Leased Premises. The Rent shall be subject to annual CPI adjustments as set forth in Section 22.02 of the Lease.

         6. Sublessee's Improvements. Subject to the provisions of the Lease, any alterations, decorations, installations, additions or improvements in or to the Subleased Premises shall be made by Sublessee, at Sublessee's expense, and shall be subject to the prior written consent of Sublessor and Lessor. At the request of Sublessor or Lessor, any such alterations, decorations, installations, additions or improvements made by Sublessee shall be removed by Sublessee, and Sublessee shall restore the Subleased Premises to its condition at the time possession thereof was delivered to Sublessee, ordinary wear and tear excepted, at Sublessee's cost and expense, at or prior to the expiration or sooner termination of the term hereof.

         7. Security Deposit. On the date of execution of this Sublease by Sublessee, there shall be due and payable by Sublessee a security deposit in the amount of Fifteen Thousand One Hundred Ninety-Five Dollars and Twenty-Five Cents ($15,195.25) to be held by Sublessor for the performance by Sublessee of Sublessee's covenants and obligations under this Sublease, it being expressly understood that the deposit shall not be considered an advance payment of rental or a measure of Sublessor's or Lessor's damage in case of default by Sublessee. Upon the occurrence of any event of default by Sublessee or breach by Sublessee of Sublessee's covenants under this Sublease, Sublessor may, from time to time, without prejudice to any other remedy, use the security deposit to the extent necessary to make good any arrears of rent and/or damage, injury, expense or liability caused to Sublessor by the event of default or breach of covenant, any remaining balance of the security deposit to be returned by Sublessor to Sublessee upon termination of the Sublease.

         8. Condemnation and/or Termination. If the whole or any part of the Subleased Premises shall be taken or condemned in any manner by any competent authority for any public or quasi-public use, or if the Lessor under the Lease or Sublessor as Lessee thereunder shall terminate the Lease as provided in the Lease, in any such event, the term of this Sublease shall cease and terminate as of the date of vesting of title or such condemnation or termination as the case may be. Sublessee shall not participate in any compensation awarded upon a total or partial taking of the Subleased Premises.

         9. No Assignment or Subletting. Sublessee, for itself, its successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Sublease, nor sublet, nor suffer or permit the Subleased Premises or any part thereof to be used by others, without the prior written consent of Sublessor in each instance.

         10. Expansion/Renewal Options. Any expansion, renewal or other option provided to Sublessor in the Lease shall not be extended to or exercised by Sublessee.

         11. Quiet Enjoyment. Sublessor covenants and agrees with Sublessee that, provided Sublessee pays and performs all of its covenants, agreements and obligations under this Sublease, Sublessee may peaceably and quietly enjoy the Subleased Premises, subject, nevertheless, to the terms and conditions of this Sublease and the Lease.

         12. "Sublessor". The term "Sublessor" as used in this Sublease refers to the Lessee under the Lease at the time in question, so that if the Lease shall be assigned, such covenants, conditions and agreements shall be binding upon each successor assignee.

         13. Indemnity. Sublessee hereby agrees to indemnify and hold the Sublessor harmless, of and from any claim, damage, liability, cost or expense, including reasonable attorney's fees, which Sublessor may suffer or incur by reason of the failure of the Sublessee to perform, observe and comply with any of the terms, covenants and conditions of this Sublease or the Lease, as such terms, covenants and conditions may affect the Subleased Premises. Sublessee shall be subject to the indemnification obligations of Section 11.02 of the Lease, both as to Sublessor and Lessor, which obligations are incorporated herein by this reference.

         14. Broker's Commission. Sublessee represents to Sublessor that the sole broker with whom it has dealt in connection with this transaction is Southern Real Estate. Sublessor will pay any commission due such broker. Sublessee will indemnify Sublessor and hold Sublessor harmless from and against any and all claims of any broker other than Southern Real Estate for a commission or fee arising out of this Sublease.

         15. Consent of Lessor Under Lease. This Sublease is executed subject to the written consent of the Lessor, a copy of which consent is attached hereto as Exhibit "C" and made a part hereof.

         16. Notices. Any and all notices that are or may be required to be given pursuant to the terms of this Sublease or the Lease shall be sent by Registered or Certified Mail, Return Receipt Requested, to the parties hereto at their respective addresses.

                    SUBLESSOR:                                           SUBLESSEE:
                    ----------                                           ----------
                    United Dominion Industries, Inc.                     Sales Vision, Inc.
                    2300 One First Union Center                          Southpark Towers, Suite __
                    301 South College Street                             6000 Fairview Road
                    Charlotte, North Carolina 28202-6039                 Charlotte, North Carolina 28210


         17. Binding Effect. The covenants, conditions and agreements contained herein shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective heirs, executors, administrators, successors and permitted assigns.

         18. Governing Law. This Sublease is entered into in the State of North Carolina, and its validity and interpretation shall be construed in accordance with the laws of that State.

         19. Early Termination. This Sublease shall terminate upon any termination or expiration of the Lease in accordance with its terms.

         20. Upfit of Leased Premises. Subject to the terms of the Lease, Sublessee shall, at its expense and using Building standard materials and finishes, design and construct a temporary, fullheight partition or dividing wall between the Subleased Premises and the remainder of the Leased

Premises. Sublessor shall construct an entrance door to the Subleased Premises and install carpet and paint in the former computer room (collectively, "Sublessor's Work"). Except as stated in the preceding sentence, Sublessee accepts the Subleased Premises "As Is - Where Is" without any representation or warranty as to their physical condition or suitability for any particular purpose.

         21. Insurance. Sublessee shall, at its expense, carry the insurance policies described in Article 17 of the Lease naming both Sublessor and Lessor as additional insureds thereunder.

         22. Communication Wiring. Sublessee shall, at its expense, pay all costs of communication wiring to be installed in the Leased Premises.

         23. Right of First Refusal. Subject to Lessor's consent pursuant to Section 8.01 of the Lease, if Sublessor desires to sublease the remainder of the Leased Premises (the "Remaining Space"), and receives a bona fide offer (the "Offer") to sublease such Remaining Space that it is willing to accept, it shall first offer to sublease such Remaining Space to Sublessee on such terms as contained in the Offer. Sublessee shall have ten (10) days after receipt of such notice to exercise this right of first refusal by notice in writing to Sublessor.

         IN WITNESS WHEREOF, Sublessor and Sublessee have each caused this Sublease to be executed by its duly authorized partner or officer and the appropriate corporate seals have been hereunto affixed all as of the day and year first written above.

                                   SUBLESSOR:

                                   UNITED DOMINION INDUSTRIES, INC.

ATTEST:                            By:  /s/ Richard L. Magee
                                       -----------------------------------------
/s/                                     Vice President
----------------------------           -----------------------------------------

[Corporate Seal]

                                    SUBLESSEE:

                                    SALES VISION, INC.

ATTEST:                             By:  /s/ Thomas Fedell
                                       -----------------------------------------
/s/                                    President                      2/6/99
----------------------------           -----------------------------------------

[Corporate Seal]

                                   EXHIBIT A
                                Lease Agreement

                                 OFFICE LEASE

1.     BASIC LEASE PROVISIONS AND IDENTIFICATION OF EXHIBITS

1.01   BASIC LEASE PROVISIONS

       A.         BUILDING AND ADDRESS:                        6000 Fairview
                                                               SouthPark Towers
                                                               6000 Fairview Road
                                                               Charlotte, NC 28210

       B.         LANDLORD AND ADDRESS:                        6000 Fairview Associates, LLC
                                                               c/o Queens Properties, Inc.
                                                               6000 Fairview At Southpark Towers
                                                               J.A. Jones Drive
                                                               Charlotte, NC 28287

       C.         TENANT AND PREMISES ADDRESS:                 United Dominion Industries, Inc.
                                                               2300 One First Union Center
                                                               301 South College Street
                                                               Charlotte, NC 28202-6039

       D.         DATE OF LEASE:                               September 1, 1998
       E.         LEASE TERM:                                  63 months + 13 days
       F.         COMMENCEMENT DATE OF TERM:                   November 16, 1998
       G.         EXPIRATION DATE OF TERM:                     February 24, 2004
       H.         MONTHLY BASE RENT:                           *See Addendum A
       I.         APPROXIMATE RENTABLE AREA OF THE PREMISES:   16,660 s.f.
       J.         SECURITY DEPOSIT:                            N/A
       K.         FLOOR:                                       4th
       L.         TENANT'S BROKER:                             Southern Real Estate
       M.         OPERATING EXPENSE BASE:                      See 22.01 (f)
       N.         CPI ADJUSTMENT BASE:                         $22.00 less the Operating Expense Base as
                                                               specified in 22.01(f)
       0.         APPROXIMATE RENTABLE SQUARE FOOTAGE OF
                  THE BUILDING:                                289,000
       P.         FIRST MONTH RENT PAID WITH LEASE EXECUTION:  ($30,543.33)

1.02     IDENTIFICATION OF EXHIBITS

         The exhibits set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A - Plan of Premises/Tenant Improvements/Work Letter
EXHIBIT B - Rules and Regulations
EXHIBIT C - Legal Description Of The Land On Which The Building Is Located EXHIBIT D - ERISA List
EXHIBIT E - Expansion Rights
EXHIBIT F - Renewal Option
ADDENDUM A-Rental Schedule

                              2. PREMISES AND TERM
2.01     LEASE OF PREMISES

         Landlord leases to Tenant and Tenant leases from Landlord the Premises ("Premises") shown on Exhibit A which are or will be contained in the office building ("Building") located at the address stated in 1.01A, which Building is part of an office building complex known as the name given in 1.01A, upon the following terms and conditions. For purposes of this Lease, "Complex" shall mean all land, building and improvements including the "Common Areas" (hereinafter defined) associated with the Building and located on the real property described in Exhibit C, The Rentable Area of the Premises is as shown on Exhibit A and contains the Rentable Areas as stated in 1.01I, measured in accordance with BOMA standards.

2.02     TERM

         The term of this Lease ("Term") shall commence on the date ("Commencement Date") which is the earlier to occur of the (i) date stated in 1.01F, or (ii) the date tenant first occupies all or part of the Premises for the conduct of business. The Term shall expire on the date ("Expiration Date") stated in 1.01G, unless sooner terminated as otherwise provided in this Lease. The Commencement Date and the Expiration Date may be extended in accordance with Exhibit A.

                                    3. RENT

         Tenant agrees to pay to Landlord at the office of the Landlord's building manager ("Manager") or at such other place designated by Landlord, without any prior notice or demand and without any deduction whatsoever, base rent at the initial monthly rate stated in 1.01H ("Monthly Base Rent"). Monthly Base Rent is subject to adjustment pursuant to 22.02 and 22.03, and as adjusted is called "Adjusted Monthly Base Rent". Monthly Base Rent and Adjusted Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord at lease execution. Adjusted Monthly Base Rent shall be prorated for partial months within the Term. All charges, costs and sums required to be paid by Tenant to Landlord under this Lease including Exhibit
"A" in addition to Adjusted Monthly Base Rent shall be considered additional rent, and Adjusted Monthly Base Rent and additional rent shall be collectively called "Rent". Tenant's covenant to pay Rent shall be independent of every other covenant in this Lease.

                                  5. SERVICES

5.01         LANDLORD'S GENERAL SERVICES

             Landlord shall maintain the Complex, Building and Premises in a "Class A" manor consistent with other "Class A" buildings in Charlotte, North Carolina. Without limiting the foregoing, Landlord shall provide the following services:

             (1) heat and air-conditioning in the Premises, Monday through Friday from 8:00 a.m. to 6:00 p.m., excluding national holidays, to the extent reasonably necessary for the comfortable occupancy of the Premises under normal business operations (subject, however, to applicable legal requirements and restrictions) and in the absence of the use of machines, equipment or devices which affect the temperature otherwise maintained in the Premises; (2) city water from the regular Building fixtures for drinking, lavatory and toilet purposes only; (3) customary cleaning and janitorial services in the Premises Monday through Friday, excluding national holidays; (4) customary cleaning, mowing, groundskeeping, and trash removal in the "Common Areas" (hereinafter defined); (5) adequate passenger elevator service in common with other tenants of the Building; (6) electricity for normal building usage; if the Tenant shall require electrical current or install electrical equipment including but not limited to electrical heating, refrigeration equipment, unusually heavy computer use, electronic data processing machines, punch card machines, or machines or equipment using current which will, in the reasonable judgment of the Landlord, in any way materially increase the amount of the electricity usually furnished for use in general office space. Tenant will obtain prior written approval from the Landlord and pay periodically for the additional direct expense involved, including any installation cost of equipment for metering said electricity; and (7) all lamps furnished to the Tenant by Landlord shall be paid for by the Tenant at not more than the current retail price charged therefor.

    5.02     ADDITIONAL AND AFTER-HOUR SERVICES

             Landlord shall not be obligated to furnish any services or utilities, other than those stated in 5.01 above. If Landlord elects to furnish services or utilities requested by Tenant in addition to those listed in 5.01 or at times other than those stated in 5.01, Tenant shall pay to Landlord the prevailing charges for such services and utilities, within ten (10) days after billing. If Tenant fails to make any such payment, Landlord may, without notice to Tenant and in addition to Landlord's other remedies under this Lease, discontinue any or all of such additional or after-hours services. No such discontinuance of any service shall result in any liability of Landlord to Tenant or be considered an eviction or a disturbance of Tenant's use of the Premises. Landlord shall provide air-conditioning in the Premises Saturday from 8:00 a.m. to 12:00 p.m. at no cost to Tenant.

5.03         DELAYS IN FURNISHING SERVICES

             If as a result of any failure to furnish or delay in furnishing any of the services described in 5.01, the Premises are rendered substantially untenantable for said period of seventy-two (72) consecutive hours and Tenant is unable to occupy the Premises due to such untenantability, then, commencing upon the expiration of said 72-hour period, Adjusted Monthly Base Rent shall abate for the duration of such untenantability until Tenant is able to resume or does resume occupancy of the Premises. Tenant agrees that Landlord shall not be liable for damages for failure to furnish or delay in furnishing any service if attributable to any of the causes described in 26.06 and if not thus attributable, then only to the extent of abatement of Rent. No failure or delay shall be considered to be an eviction or disturbance of Tenant's use or possession of Premises.

5.04     TELEPHONE

         Tenant acknowledges and agrees that securing and arranging for telephone service to the Premises is the sole responsibility of Tenant and that Landlord has no responsibility or obligation to provide or arrange such telephone service, nor to permit installation of any facilities or equipment in the Building outside the Premises in connection with providing telephone service to the Premises.

                        6. POSSESSION, USE AND ENJOYMENT

6.01     POSSESSION AND USE OF PREMISES

         Tenant shall be entitled to possession of the Premises when the Work (as described in Exhibit A) is substantially completed. Tenant shall occupy and use the Premises for general office purposes only. Tenant shall not occupy or use the Premises or permit the use or occupancy of the Premises for any purpose or in any manner which: (1) is unlawful or in violation of any applicable legal, governmental or quasi-governmental requirement, ordinance or rule (including the Board of Fire Underwriters); (2) may be dangerous to persons or property; (3) may invalidate or increase the amount of premiums for any policy of insurance affecting the Building or the Complex, and if any additional amounts of insurance premiums are so incurred, Tenant shall pay to Landlord the additional amounts on demand and such payment shall not authorize such use; (4) may create a nuisance, disturb any other Tenant of the Building or the Complex or the occupants of neighboring property or injure the reputation of the Building or the Complex; or (5) violates the Rules and Regulations of the Building or any restrictions of record.

6.02      QUIET ENJOYMENT

         So long as Tenant is not in default under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises, subject to the terms of this Lease.

 6.03     COMMON AREAS

         A. For purposes of this Lease "Common Areas" shall mean all areas, improvements, space, equipment and special services in or at the Complex provided by Landlord for the common or joint use and benefit of tenants, customers, and other invitees, including without limitation garage access, roads, driveways, parking areas, entrances and exits, retaining walls, landscaped areas, truck serviceways, loading docks, pedestrian walk-ways, atriums, walls, courtyards, concourses, stairs, ramps, sidewalks, washrooms, maintenance and utility rooms and closets, hallways, lobbies, elevators and their housing and rooms, common window areas, walls and ceilings in Common Areas, and trash or rubbish areas.

         B. Provided Tenant is not in default under this Lease, Tenant shall be entitled to use, in common with others entitled thereto, the Common Areas as may be designated from time to time by Landlord, subject however to the terms and conditions of this Lease and to the rules and regulations for the use thereof as may be prescribed from time to time by Landlord. It the size or configuration of the Common Areas is diminished or altered, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any compensation or diminution or abatement of Adjusted Monthly Base Rent, nor shall such diminution or alteration of the Common Areas be considered a constructive or actual eviction.

         C. Subject to the other provisions of this Lease, Tenant shall have free non-exclusive use of parking facilities, driveways and islands for Tenant, Tenant's employees, Tenant's business invitees and Tenant's agents. Such areas for non-exclusive parking space shall serve all tenants, their employees, business invitees and agents. Tenant shall not at any time park any trucks or any delivery vehicles in the parking areas or driveways, except as specifically designated by Landlord from time to time, and shall confine all truck parking, loading and unloading to times and locations specifically designated by Landlord from time to time. Tenant shall require all trucks servicing Tenant to be promptly loaded or unloaded and removed from the Complex. Landlord hereby reserves the exclusive right with respect to the use of parking facilities, roadways, sidewalks, driveways, islands and walkways for advertising purposes. Tenant covenants and agrees to enforce the provisions of this Lease against Tenant's employees and business invitees.

                            7. CONDITION OF PREMISES

         Tenant shall notify Landlord in writing within thirty (30) days after Tenant takes possession of the Premises of any defects in the Premises claimed by Tenant. Except for defects stated in such notice, Tenant shall be conclusively presumed to have accepted the Premises in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Premises. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises, the Building, the Common Areas or the Complex and no representation regarding the condition of the Premises, the Building, the Common Areas or the Complex has been made by or on behalf of Landlord to Tenant, except as stated in this Lease or in the Work Letter.

                          8. ASSIGNMENT AND SUBLETTING

8.01     ASSIGNMENT AND SUBLETTING

         Without the prior written consent of Landlord, Tenant shall not sublease the Premises, or assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the interest of Tenant in this Lease, in whole or in part, by operation of law, court decree or otherwise. Such consent shall not be unreasonably withheld or delayed by Landlord. If Tenant desires to assign this Lease or enter into any sublease of the Premises, Tenant shall deliver written notice of such intent to Landlord, together with a copy of the proposed assignment or sublease at least forty-five (45) days prior to the effective date of the proposed assignment or commencement date of the term of the proposed sublease. Tenant agrees to pay Landlord a reasonable administrative fee and reimburse Landlord for any reasonable (legal, engineering, etc.) costs incurred to respond to Tenant's subleasing or assignment requests. Any approved sublease shall be expressly subject to the terms and conditions of this Lease, and Tenant shall pay Landlord on the first day of each month during the term of the sublease, the excess of all rent and other consideration due from the subtenant for such month over that portion of the Adjusted Monthly Base Rent due under this Lease for said month which is allocable on a square footage basis to the space sublet. In the event of any approved sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any renewal term of this Lease. For purposes of this Section, an assignment shall not include an assignment to any affiliate of Tenant. Such sublease or assignment shall not allow any usage or occupancy that violates any term or condition contained in any lease of other tenants in the building.

                                 9. MAINTENANCE

9.01     LANDLORD'S MAINTENANCE

         Landlord, at its expense, shall maintain and make necessary repairs to the structural elements and exterior windows of the Building and the Common Areas, and, subject to 15.04, the electrical, plumbing, heating, ventilation and air conditioning systems of the Building and the Common Areas, except that:

         A. Landlord shall not be responsible for the maintenance, repair or replacement of any such systems which are located within the Premises and are supplemental or special to the Building's standard systems, whether installed pursuant to the Work Letter or otherwise, or floor or wall coverings in the Premises; and

         B. The cost of performing any of said maintenance or repairs caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, or the failure of Tenant to perform its obligations under this Lease shall be paid by Tenant, except to the extent of insurance proceeds, if any, actually collected by Landlord with regard to the damage necessitating such repairs.

9.02     TENANT'S MAINTENANCE

         Tenant, at its expense, shall keep and maintain the Premises in good order, condition and repair (ordinary wear, tear and aging excepted) and in accordance with all applicable legal, governmental and quasi-government requirements, ordinances and rules (including the Board of Fire Underwriters).

9.03     MAINTENANCE OF COMMON AREAS

         The Common Areas shall be subject to the control, management, operation and maintenance of Landlord. Landlord shall have the right from time to time to establish, modify and enforce rules and regulations with respect to the Common Areas. Tenant agrees to comply with such rules and regulations, to cause its officers, agents, contractors and employees to so comply and to use its best efforts to cause its customers, invitees, concessionaires, suppliers and licensees to so comply. Landlord shall have the right to construct, maintain and operate lighting and other facilities in and on the Common Areas; to grant third parties temporary rights of use thereof; from time to time change the area, level, location or arrangement of parking areas and other facilities located in the Common Areas; to close all or any portion of the Common Areas to such extent as may, in the opinion of Landlord, be legally sufficient to prevent a dedication thereof or accrual of any rights to any person or the public therein; to close temporarily all or any part of the parking areas or parking facilities; and to do and perform such other acts in and to the Common Areas as, in the exercise of good business judgment, Landlord shall determine to be advisable. Landlord will operate and maintain the Common Areas in such manner as Landlord, in its reasonable discretion, shall determine from time to time.

        10. ALTERATION AND IMPROVEMENTS SUBSEQUENT TO INITIAL OCCUPANCY

10.01    TENANT'S ALTERATIONS SUBSEQUENT TO INITIAL OCCUPANCY

         Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed, make or cause to be made any structural alterations, improvements, additions or installations in or to the Premises subsequent to the initial occupancy of the Premises by Tenant. If Landlord so consents, before commencement of any such work or delivery of any materials into the Premises or the Building, Tenant shall furnish to Landlord for approval; architectural plans and specifications, names and addresses of all contractors, contracts, necessary permits and licenses, certificates of insurance and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form and amount as may be reasonably satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord of Tenant's ability to pay for such work and materials in full. Tenant agrees to hold Landlord, (Building Manager - agent for the Landlord) the Manager and their respective agents and employees forever harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work. All such work shall be done only by contractors or mechanics approved by Landlord and at such time and in such manner as Landlord may from time to time designate. Tenant shall pay the cost of all such work. Upon completion of such work, Tenant shall furnish Landlord with contractor's affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended. All such work shall be in compliance with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters), and all requirements of applicable insurance companies. All such work shall be done in a good and workmanlike manner and with the use of good grades of materials including fire protection grades equivalent with those of the Building. Tenant shall permit Landlord, if Landlord so desires, to supervise construction operations in connection with such work; provided, however, that such supervision or right to supervise by Landlord and the approval or disapproval of the plans and specifications for such work in any situation shall not constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant's intended use or impose any liability upon Landlord in connection with their performance of such work. All structural alterations, improvements, additions and installations to or on the Premises shall (subject to Article 13) become part of the Premises at the time of their installation and shall remain in the Premises at the expiration or termination of this Lease or termination of Tenant's right to possession of the Premises, without compensation or credit to Tenant. Notwithstanding the foregoing, nothing herein shall be deemed to require the Landlord's consent for decorative alterations such as installation of wall coverings, hanging or paintings, prints and other wall hangings, painting of walls or similar alterations affecting only the interior of the Premises.

10.02  LIENS

      Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier of any other lien to be filed against the Complex, the Building, the Common Areas, the land which comprises the Complex, the Premises,or any part of such property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within five (5) days after such filing either have such lien or claim for lien released of record or shall deliver to Landlord a bond or other security in form, consent, amount and issued by a company reasonably satisfactory to Landlord indemnifying Landlord, Manager and others designated by Landlord against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien or claim for lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord's expenses and attorney's fees.

                      11. WAIVER OF CLAIMS AND INDEMNITY

11.02 INDEMNIFICATION

      Tenant agrees to indemnify, defend and hold harmless Landlord, the Manager and their respective agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including reasonable attorneys' fees), including those arising from any injury or damage to any person (including death), property or business (a) sustained in or about the Premises, (b) resulting from the negligence or willful act of Tenant, its employees, agents, servants, invitees, licensees or subtenants, or (c) resulting from the failure of Tenant to perform its obligations under this Lease. In case of any action or proceeding brought against Landlord, the Manager or their respective agents or employees, by reason of any such claim, upon written notice from Landlord, Tenant covenants and agrees to defend such action or proceeding using counsel reasonably satisfactory to Landlord, and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including reasonable attorneys' fees), including those arising from any injury to person (including death) or damage to property (a) sustained in or about the Premises (b) resulting from the negligence or willful act of Tenant, its employees, agents, servants, invitees, licensees or subtenants, or (c) resulting from the failure of Tenant to perform its obligations under this Lease.

Landlord agrees to indemnify, defend and hold harmless Tenant and its agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including reasonable attorneys' fees), including those arising from any injury to person (including death) or damage to property (a) resulting from the negligence or willful act of Landlord, its employees, agents, servants, invitees, licensees or tenants, or (b) resulting from the failure of Landlord to perform its obligations under this Lease.

Neither Tenant, on the one hand, nor Landlord, on the other hand, shall be obligated to indemnify the other to the extent of any amount which the other has been compensated for by insurance or any amount for which the other has the right to compensation or indemnification by any other party or for any claims to the extent such claims arise from the negligence or willful act of the other party or its employees, agents, servants, invitees, licensees or tenants. In case of any action or proceeding brought by one party against the other by reason of any claim for indemnity hereunder, upon written notice from the indemnified party, the indemnifying party covenants and agrees to defend such action or proceeding using ??? [copy missing]

11.03 WAIVER OF SUBROGATION

      Notwithstanding such waiver and indemnification or anything else to the contrary contained in this Lease:

      A. Tenant shall not be responsible or liable to Landlord for any event, act or omission to the extent actually paid by the proceeds of insurance obtained and maintained under this Lease Agreement by Landlord in connection with the Building. Landlord shall cause its policy or policies of insurance to contain effective waivers of subrogation for the benefit of Tenant.

      B. Landlord and the Manager shall not be responsible or liable to Tenant for any event, act or omission to the extent covered by insurance required to be obtained and maintained by Tenant with respect to the Premises and its use and occupancy thereof (whether or not such insurance is actually obtained or maintained) or otherwise covered by the proceeds of such other insurance as is obtained and maintained by Tenant with respect to the Premises and to its use and occupancy thereof. Tenant shall from time to time provide Landlord with effective waivers of subrogation by its insurers for the benefit of Landlord and Manager in a form reasonably satisfactory to legal counsel for Landlord.

                             12. EVENTS OF DEFAULT

12.01     EVENTS OF DEFAULT

     Each of the following shall constitute an event of default by Tenant under this Lease: (1) Tenant fails to pay any installment of Rent when due or within five (5) days thereafter; (2) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or under the Work Letter to be observed or performed by Tenant and fails to cure such default within fifteen (15) days after written notice to Tenant; provided, however, that if the nature of Tenant's default is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said fifteen (15) days and thereafter diligently pursues such cure to completion; (3) the interest of Tenant in this Lease is levied upon under execution or other legal process; (4) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant's debts, or any petition is filed or other action taken to reorganize or modify Tenant's capital structure or upon dissolution of Tenant; (5) Tenant is declared insolvent by law or any assignment of Tenant's property is made for the benefit of creditors; (6) a receiver is appointed for Tenant or Tenant's property; or (7) Tenant abandons or vacates the Premises.

12.02     LANDLORD'S REMEDIES

     Upon the occurrence of an event of default by Tenant under this Lease, Landlord, at its option, without further notice or demand to Tenant, may in addition to all other rights and remedies provided in this Lease, at law or in equity:

     A. Terminate this Lease and Tenant's right of possession of the Premises, and at Landlord's option, discontinue any or all services set forth in Paragraph
5.01 and 9.01, and recover all damages to which Landlord is entitled under law, specifically including, without limitation, all Landlord's expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions).

     B. Terminate Tenant's right of possession of the Premises without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet the Premises, or any part thereof for the account of Tenant, for such rent and upon such terms and conditions as are acceptable to Landlord. For purposes of such reletting, Landlord is authorized to redecorate, repair, alter and improve the Premises to the extent reasonably necessary. Until Landlord does relet the Premises, Tenant shall pay Landlord monthly on the first day of each month during the period that Tenant's right of possession is terminated, a sum equal to the amount of Rent due under this Lease for such month (less any amount which Landlord could have realized if Landlord relet the premises to a reputable, credit-worthy substitute tenant procured by Tenant and presented to Landlord in writing which substitute tenant was ready, willing and able to lease to the form of this Lease). If and when the Premises are relet and a sufficient sum is not realized from such reletting after payment of all Landlord's expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions) to satisfy the payment of Rent due under this Lease for any month, Tenant shall pay Landlord any such deficiency monthly upon demand. Tenant agrees that Landlord may file suit to recover any sums due to Landlord under this section from time to time and that such suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord. If Landlord elects to terminate Tenant's right to possession only without terminating this Lease, Landlord may, at its option, enter into the Premises, remove Tenant's signs and other evidences of tenancy, and take and hold possession thereof, as stated in Article 13; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant's obligation to pay the Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease.

     C. In the event a petition is filed by or against Tenant seeking a plan or reorganization or arrangement under the Bankruptcy Code, Landlord and Tenant agree, to the extent permitted by law, that the trustee in bankruptcy shall determine within sixty (60) days after commencement of the case, whether to assume or reject this Lease.

     D. To the extent permitted by law, declare the entire balance of rent for the remainder of the term of this Lease as due payable in full, and Landlord shall have a lien on all property and fixtures of Tenant in or on the Premises to secure the payment of all sums due.

     E. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state wherein the Premises are located.

12.03  ATTORNEY'S FEES

     If the Tenant is finally determined to be in default hereunder, Tenant shall pay, upon demand, all costs and expenses including reasonable attorneys' fees, incurred by Landlord in enforcing Tenant's obligations under this Lease, and the Work Letter or resulting from Tenant's default under this Lease.

                           13. SURRENDER OF PREMISES

     Upon the expiration or termination of this Lease or termination of Tenant's right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear, tear and aging excepted. Upon any termination which occurs other than by reasons of Tenant's default, Tenant shall be entitled to remove from the Premises all unattached and movable trade fixtures and personal property of Tenant without credit or compensation from Landlord, provided Tenant immediately shall repair all damage resulting from such removal and shall restore the Premises to a tenantable condition, ordinary wear, tear and aging excepted. In the event possession of the Premises is not immediately delivered to Landlord or if Tenant shall fail to remove any unattached and movable trade fixtures and personal property which may be removed from the Premises by Tenant but which are not so removed upon the vacancy of the Premises shall be conclusively presumed to have been abandoned by Tenant and title to such property shall pass to Landlord without any payment or credit and Landlord may, at its option and at Tenant's expense, store and/or dispose of such property.

                               14.  HOLDING OVER

     Tenant shall pay Landlord 150% of the Adjusted Monthly Base Rent then applicable for each month or partial month during which Tenant retains possession of the Premises, or any part of the Premises, after the expiration or termination of this Lease, or the termination of Tenant's right of possession of the Premises. In addition, Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of such retention of possession. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord available under this Lease or by law. If Tenant retains possession of the Premises, or any part of the Premises, for thirty (30) days after the expiration or termination of this Lease, then at the sole option of Landlord expressed by written notice to Tenant, but not otherwise, such holding over shall constitute a renewal of this Lease for a period of month to month on the same terms and conditions and at 150% of the Adjusted Monthly Rent then applicable.

                     15.  DAMAGE BY FIRE OR OTHER CASUALTY

15.01  SUBSTANTIAL UNTENANTABILITY

     If either the Premises, the Building or the Complex is rendered substantially untenantable by fire or other casualty, Landlord may elect by giving Tenant written notice within ninety (90) days after the date of said fire or casualty, either to: (1) terminate this Lease as of the date of the fire or other casualty; or (2) proceed to repair or restore the Premises, the Building or the Complex (other than leasehold improvements and personal property installed by Tenant), to substantially the same condition as existed immediately prior to such fire or casualty.

     If Landlord elects to proceed pursuant to subsection (2) above, Landlord's notice shall contain Landlord's reasonable estimate of the time required to substantially complete such repair or restoration. If such estimate indicates that the time so required will exceed one hundred twenty (120) days from the date of the casualty, then Tenant shall have the right to terminate this Lease as of the date of such casualty by giving written notice to Landlord not later than thirty (30) days after the date of the Landlord's notice. If Landlord's estimate indicates that the repair or restoration can be substantially completed within one hundred twenty (120) days, or if Tenant fails to exercise its said right to terminate this Lease, this Lease shall remain in force and effect.

15.02  INSUBSTANTIAL UNTENANTABILITY

     If either the Premises, the Building or the Complex is damaged by fire or other casualty but is not rendered substantially untenantable, then Landlord shall diligently proceed to repair and restore the damaged portions thereof, other than the leasehold improvements and personal property installed by Tenant, to substantially the same condition as existed immediately prior to such fire or casualty, unless such damage occurs during the last twelve (12) months of the Term, in which event Landlord shall have the right to terminate this Lease as of the date of such fire or other casualty by giving written notice to Tenant within thirty (30) days after the date of such fire or other casualty.

15.03  RENT ABATEMENT

     If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Adjusted Monthly Base Rent shall abate for all or that part of the Premises which are untenantable on a per diem and proportionate area basis from the date of the fire or other casualty until Landlord has substantially completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such fire or other casualty, Tenant does not occupy the portion of the Premises which are untenantable during such period.

                               16. EMINENT DOMAIN

16.01  SUBSTANTIAL TAKING

       If all or any part of the Premises, the Building or the Complex is permanently taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), which renders the Premises substantially untenantable, this Lease shall terminate as of the date title vests in such authority, and Adjusted Monthly Base Rent shall be apportioned as of such date.

16.02  INSUBSTANTIAL TAKING

       If any part of the Premises, the Building or the Complex is taken or condemned for any public use or purpose (including a deed given in lieu of condemnation) and this Lease is not terminated pursuant to 16.01, Adjusted Monthly Base Rent shall be reduced for the period of such taking by an amount which bears the same ratio to Adjusted Monthly Base Rent then in effect as the number of square feet of Rentable Area in the Premises so taken or condemned, if any, bears to the number of square feet of Rentable Area specified in 1.01I. Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall make necessary repairs and restorations (exclusive of leasehold improvements and personal property installed by Tenant) to restore the Premises remaining to as near its former condition as circumstances will permit, and to the Building and Complex to the extent necessary to constitute the portion of same not so taken or condemned as a complete architectural unit. On the event of any taking or condemnation described in this Section 16.02, the Rentable Area of the Premises stated in 1.01I and the Rentable Area of the Complex as specified in this Lease, shall be reduced, respectively, for all purposes under this Lease by the number of square feet of Rentable Area of the Premises, if any, and the Complex, if any, so taken or condemned as determined and certified by an independent professional architect selected by Landlord.

16.03  COMPENSATION

       Landlord shall be entitled to receive the entire price or award from any such sale, taking or condemnation without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority an award in respect of the loss, if any, to leasehold improvements paid for by Tenant without any credit or allowance from Landlord. Under no circumstances shall the Tenant seek or be entitled to any compensation for the value of its leasehold estate.

                            17.  TENANT'S INSURANCE

       Tenant, at its expense, shall maintain in force during the Term:

     A. comprehensive general public liability insurance, which shall include coverage for contractual liability and tenant's legal liability, including personal injury (including death) and property damage, all on an occurrence basis with respect to the business carried on in or from the Premises and Tenant's use and occupancy of the Premises with coverage for any one occurrence or claim of not less than $1,000,000 or such other amount as Landlord may reasonably require.

     8. fire and extended coverage insurance for the replacement value of Tenant's property (including fixtures, leasehold improvements and equipment) located in the Premises and such other insurance against such other perils and in such amounts as Landlord may from time to time reasonably require upon not less than ninety (90) days' prior written notice, such requirements to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Complex in the area of the city stated in 1.01A.

     All insurance required to be maintained by Tenant shall be on terms and with insurers reasonably acceptable to Landlord. Each policy shall contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim to which the insurer might otherwise be entitled as provided in Section
11.03 and shall also contain an undertaking by the insurer that no material change adverse to Landlord or Tenant will be made, and the policy will not lapse or be canceled except after not less than thirty (30) days prior written notice to Landlord of the intended change, lapse or cancellation. Tenant shall furnish to Landlord, if and whenever requested by it, certificates or other evidences acceptable to Landlord as to the insurance from time to time maintained by Tenant and the renewal or continuation in force of such insurance.


                           18.  RULES AND REGULATIONS

     Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations attached hereto as Exhibit B.


                             19.  LANDLORD'S RIGHTS

     Landlord shall have the following rights exercisable without notice (except as expressly provided to the contrary) and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off or abatement or Rent: (1) to change to name or street address of the Building or Complex, upon thirty (30) days' prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building and in and about the Complex; (3) to designate and/or approve prior to installation all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) to display the Premises to prospective tenants at reasonable hours and with reasonable advance notice during the last twelve (12) months of the Term; (5) to change the arrangement of entrances, doors, corridors, elevators and stairs in the Building, provided that no such change shall materially adversely affect access to the Premises;
(6) to grant to any party the exclusive right to conduct any lawful business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted hereunder; (7) to prohibit the placing of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant's employees; (8) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office; (9) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such regulations as Landlord prescribes for security purposes; (10) to take any and all reasonable measures, including inspections and repairs to the Premises or to the Building, as may be necessary or desirable in the operation or protection thereof; (11) to retain at all times master keys or pass keys to the Premises; (12) to install, operate and maintain security systems which monitor, by close circuit television or otherwise, all persons entering and leaving the Building or the Complex; and
(13) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building.

                            20. ESTOPPEL CERTIFICATE

     Tenant shall from time to time, upon not less than ten (10) days' prior written request by Landlord or any mortgagee or ground lessor of the Complex, deliver to Landlord or such mortgagee or ground lessor a statement in writing certifying: (1) that this Lease and the Work Letter are unmodified and in full force and effect or, if there have been modifications, that this Lease and the Work Letter, as modified, are in full force and effect; (2) the amount of Adjusted Monthly Base Rent then payable under this Lease and the date to which Rent has been paid; (3) that Landlord is not in default under this Lease or any work letter agreement, or if in default, a detailed description of such default(s); (4) that Tenant is or is not in possession of the Premises, as the case may be, and (5) such other information as may be requested.

                      22. ADJUSTMENTS TO MONTHLY BASE RENT

22.01 DEFINITIONS

     For the purpose of this Article 22, the following words and phrases shall have the following meanings:

     A. "Adjustment Date" shall mean each January 1 occurring within the Term.

     B. "Adjustment Year" shall mean each calendar year during which an Adjustment Date occurs.

     C. "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers (1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index is discontinued, calculated in a different manner or is unavailable, Landlord will substitute a comparable index reflecting changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, bank or other financial institution, or any recognized authority.

     D. "CPI Adjustment Base" shall mean the dollar amount stated in 1.01N hereof.

     E. "Operating Costs" shall mean all direct costs, expenses, Taxes and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the management, operation maintenance, replacement and repair of all building improvements and land comprising the Complex and of the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in connection therewith. Operating Expenses shall not include the following: (1) costs of improvement of the Premises and the premises of other tenants of the Building; (2) charges for depreciation of the building and improvements comprising the Complex; (3) interest and principal payments on mortgages; (4) ground rental payments; (5) real estate brokerage and leasing commissions; (6) salaries and other compensation of executive officers of the Manager senior to the individual Building or Complex manager; (7) any expenditures for which Landlord has been reimbursed (other than pursuant to proration of Operating Costs, rent adjustment and escalation provisions provided in leases); (8) capital improvements to the Complex, except with respect to the costs associated with capital improvements installed by Landlord for the purpose of reducing Operating Costs or which may be required by governmental authorities and then only the annual straight line amortization of such costs over the useful like thereof; and (9) replacements other than as a result of obsolescence.

     F. "Operating Expense Base" shall mean the average Operating Costs per square foot of rentable space in the Premises stated in 1.01I hereof during the first twelve (12) months of the Term.

     G. "Per Square Foot Operating Costs" shall mean the amount of Operating Costs for any Adjustment Year divided by the Rentable Square Footage of the Building as stated in 1.01O.

     H. "Taxes" shall mean all federal, state and local governmental taxes, assessments and charges (including transit or district taxes or assessments) of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, improvements and land comprising the Complex, or of the personal property, fixtures, machinery, equipment systems and apparatus located therein or used in connection therewith (including any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes). For purposes hereof, Taxes for any year shall be Taxes which are due for payment or paid in that year, rather than Taxes which are assessed or become a lien during such year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys' fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes in any year shall be reduced by the net amount of any tax refund received by Landlord during such year. If a special assessment payable in installments is levied against the Complex, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal, state or local sales, use, franchise, capital stock, inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessment shall be included in the Taxes.

22.02 CPI ADJUSTMENT TO MONTHLY BASE RENT

      Effective as of each Adjustment Date, Monthly Base Rent shall be increased by an amount equal to 1/12 of the product of: (i) the CPI Adjustment Base stated in 1.01N hereof; multiplied by (ii) the square footage of the Premises stated in 1.01I hereof; multiplied by (iii) the percentage increase, if any, in the Consumer Price Index on the Adjustment Date over the Consumer Price Index on January 1 of the year in which the Term commences. Notwithstanding anything to the contrary contained in this Lease,(i) Monthly Base Rent shall not be adjusted or decreased below the amount set forth in 1.01H, and (ii) in no event may the Monthly Base Rent increase in account of the Consumer Price Index exceed four percent (4%) per annum. compounded.

22.03    EXPENSE ADJUSTMENT TO MONTHLY BASE RENT

         Effective as of each Adjustment Date, the Monthly Base Rent shall also increase by an amount equal to 1/12 of the product of (i) the Rentable Area of the Premises as stated in 1.01I, multiplied by (ii) the amount by which the Per Square Foot Operating Costs for the Adjustment Year in which the Adjustment Date occurs is projected to exceed the Operating Expense Base, as defined in 22.01F hereof, and (iii) in no event may the Monthly Base Rent increase on account of operating expenses exceed five percent (5%) per annum compounded for all controllable expenses which shall not include real estate taxes, insurance, utilities and all other contracts subject to labor union and/or minimum wage, i.e. janitorial, landscaping.

22.04    PROJECTIONS

         For purposes of calculating Operating Costs for any Adjustment Year, Landlord may make reasonable estimates, forecasts or projections (collectively, the "Projections") of Operating Costs for such Adjustment year. Not less than ten (10) days prior to each Adjustment Date, Landlord shall deliver to Tenant a written statement setting forth the Projections of Operating Costs for the Adjustment Year in which such Adjustment Date occurs and providing a calculation of the increase in installments of Monthly Base Rent to become effective as of said Adjustment Date; provided, however, that the failure of Landlord to provide any such statement shall not relieve Tenant from its obligation to continue to pay Adjusted Monthly Base Rent at the rate then in effect under this Lease, and if and when Tenant receives such statement from Landlord, Tenant shall pay any increases in Monthly Base Rent reflected thereby effective retroactively to the most recently preceding Adjustment Date.

22.05    READJUSTMENTS

         On or about April 1st following the end of each Adjustment Year, or at such later time as Landlord shall be able to determine the actual amounts of Operating Costs for the Adjustment Year last ended adjusted in accordance with this Section, Landlord shall notify Tenant in writing of such actual amounts. If such actual amounts exceed the Projections for such Adjustment Year, the Tenant shall, within thirty (30) days after the date of such written notice from Landlord, pay to Landlord its proportionate share of the excess based on the Net Rentable Area of the Premises as compared to the total rentable office area. The obligation to make such payments shall survive the expiration or earlier termination of the Term. If the total Adjusted Monthly Base Rent paid by Tenant during such Adjustment Year exceeds the amount thereof payable for such year based upon actual Operating Costs for such Adjustment Year, then Landlord shall credit such excess to installments of Adjusted Monthly Base Rent payable after the date of Landlord's notice until such excess has been exhausted, or if this Lease shall expire prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofor applied against Rent. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or to pay Tenant by reason of this Section. Notwithstanding any provision hereof to the contrary, in no event shall there be any readjustment as herein provided such that the Adjusted Monthly Base Rent shall be less than the initial Monthly Base Rent as specified in 1.01H hereof.

22.06    PARTIAL OCCUPANCY

         For purposes of determining adjustments and readjustments to installments of Monthly Base Rent for any Adjustment Year in which less than ninety-five percent (95%) of the rentable area of the Building is occupied by tenants, the amount of Taxes and Operating Expenses for such Adjustment Year shall be increased to the amount that would have been payable had there been at least ninety-five percent (95%) occupancy in the Building during such Adjustment Year.

22.07    BOOKS AND RECORDS

         Landlord shall maintain books and records showing Operating Costs in accordance with sound accounting and management practices and shall retain such books and records for a period of one (1) year after the end of each calendar year during which such operational costs were paid or incurred. The books and records shall be available to Tenant for inspection during normal business hours upon prior reasonable notice.

                            23. REAL ESTATE BROKERS

         Tenant represents that, except for the broker, if any, setforth in 1.01L hereof as Tenant's Broker, Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant agrees to indemnify and hold harmless Landlord and the Manager from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord shall only be responsible for the payment of all commissions to the broker, if any, specified in this Article 23, based upon the leasing commission policy of Landlord applicable to the Complex as of the date of this Lease.

                        24. SUBORDINATION AND ATTORNMENT

24.01    SUBORDINATION

         This Lease and the rights of Tenant hereunder are expressly subject and subordinate to the lien and provisions of any first lien mortgage now or hereafter existing encumbering the Complex, or any part thereof, and all amendments, renewals and modifications and extensions of and to any said mortgage, and to all advances made or hereafter to be made upon the security of said mortgage. Tenant agrees to execute and deliver such further instruments subordinating this Lease to the Lien of any such mortgage as may be requested in writing by Landlord from time to time. As used herein, the term mortgage shall mean any first lien mortgage, deed of trust, deed to secure debt or other instruments used to secure debt.

24.02    ATTORNMENT

         In the event of the foreclosure of any such mortgage by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the then Landlord, shall attorn to and recognize such mortgagee or purchaser, in foreclosure as Tenant's Landlord under this Lease. Tenant agrees to execute and deliver at any time upon reasonable request of such mortgagee, purchaser, or their successors, any instrument to further evidence such attornment.

                                  25. NOTICES

         All notices required or permitted to be given under this Lease shall be in writing and shall be deemed given and delivered, whether or not received, when deposited in the United States Mail, postage prepaid and properly addressed, certified mail, return receipt requested, at the addresses shown in
Section 1.01 hereof, to the Premises addressed to Tenant or such other address as either party may designate for itself from time to time by written notice to the other party. In addition, any notice may be given by hand delivery to the notice address of either party with a signed receipt obtained or by facsimile, receipt acknowledged.

                               26. MISCELLANEOUS

26.01    LATE CHARGES

         In the event any monthly rent is not paid within five (5) days after it is due, Tenant agrees to pay a late charge of ten percent (10%) of the amount of the rent due within five (5) days.

26.02    ENTIRE AGREEMENT

         This Lease and the Exhibits attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written. Neither Landlord nor any agent of Landlord has made any representations, warranties or promises with respect to the Premises, or the Building of which the Premises is a part, or the Complex in which the Building is located, or the use of any amenities or facilities, except as herein expressly set forth. Any agreement hereinafter made shall be ineffective to change, waive, modify, discharge or terminate it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, waiver, modifications, discharge or termination is sought.

26.03    NO OPTION

         The execution of the Lease by Tenant and delivery of same to Landlord or Manager does not constitute a reservation of or option for the Premises or an agreement to enter into a Lease and this Lease shall become effective only if and when Landlord executes and delivers same to Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or the Manager shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be withdrawn or revoked for thirty (30) days after such execution and delivery.

26.04    ACCORD AND SATISFACTION

         No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying a check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or payment of rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant's right of possession of the Premises shall reinstate, continue or extend the Term. Landlord may apply any such payment to any obligation of Tenant to Landlord then outstanding, in Landlord's sole discretion.

26.05    BINDING EFFECT

         This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.06    FORCE MAJEURE

         Neither party hereto shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease, if such party fails to timely perform same and such failure is due in whole or in part to any strike lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by the other party (or such other party's agents, employees or invitees) or any other cause beyond the commercially reasonable control of the non-performing party; provided, however, that nothing herein shall excuse Tenant's failure to pay Adjusted Monthly Rent or any other charges due to Landlord hereunder except as specifically provided herein.

26.07    CAPTIONS

         The Article and Section captions in this lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope of intent of such Articles and Sections.

26.08    APPLICABLE LAW

         This Lease shall be construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law provisions thereof.

26.09    TIME

         Time is of the essence of this Lease and the performance of all obligations hereunder.

26.10    LANDLORD'S RIGHT TO PERFORM TENANT'S DUTIES

         If Tenant fails to timely perform any of its duties under this Lease or the Work Letter, Landlord shall have the right (but not the obligation), after the expiration of any grace period elsewhere under this Lease or the Work Letter expressly granted to Tenant for the performance of such duty, to perform such duty on behalf and at the expense of Tenant without further prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

26.11    RELATIONSHIPS

         The relationship between Landlord and Tenant is that of landlord and tenant and nothing herein shall be construed to give rise to any other relationships including, without limitation, a creditor and debtor relationship.

26.12    INVALIDITY

         If any term(s), condition(s), covenant(s), clause(s) or provision(s) herein contained shall operate or would prospectively operate to invalidate this Lease in whole or in part, then such term(s), condition(s), covenant(s), clause(s), and provision(s) shall be held for naught as though not herein contained and the remainder of this Lease shall remain operative and in full force and effect.

26.13    LIMITATION OF LANDLORD'S LIABILITY

         Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of the Landlord in the Building and the land thereunder for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord for any default or breach by Landlord of any of its obligations under this Lease, subject, however, to the prior rights of any ground or underlying landlord or the holder of any mortgage covering the Building or of Landlord's interest therein. No other assets of the Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim. These provisions shall not be deemed, construed or interpreted to be or constitute an agreement, express or implied, between Landlord and Tenant that the Landlord's interest hereunder and in the Building shall be subject to impressment or an equitable lien or otherwise. Nothing herein contained shall be construed to limit any right of injunction against the Landlord, where appropriate.

26.14    HAZARDOUS MATERIALS AND ENVIRONMENTAL LAWS

         As used in this Section, "Hazardous Substance" means any pollutant, contaminant, toxic or hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, flammable, explosive, radioactive material, urea formaldehyde foam insulation, asbestos, PCBs, or any other substances the removal of which is required, or the manufacture, production, generation, use, maintenance, disposal, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated or penalized by any federal, state, county or municipal statutes or laws now or at any time hereafter in effect, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (U.S.C. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as these laws have been amended or supplemented.

         Tenant shall not use, or knowingly permit others to use the Premises or any other part of the Building or the Complex for the production, generation, manufacture, treatment, transportation, storage or disposal of any Hazardous Substance, except with the prior written consent of Landlord and in compliance with any and all applicable federal, state and local environmental laws, ordinances and regulations.

         Tenant shall indemnify, defend and hold harmless Landlord, its officers, agents and employees, from and against any and all claims, damages, expenses, penalties, liability and costs, resulting or arising from a breach of the covenant contained in the paragraph above.

         The provisions of this Section 26.14 shall survive the expiration or termination of this Lease Agreement.

26.15    TRANSFER OF LANDLORD'S INTEREST

         In the event of the sale, assignment or transfer by Landlord of its interest in the Building or in this Lease (other than a collateral assignment to secure a debt of Landlord) to a successor in interest who expressly assumes the obligations of Landlord hereunder, Landlord shall thereupon be released or discharged from all of its covenants and obligations hereunder, except such obligations as shall have accrued prior to any such sale, assignment or transfer; and tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations. Any security given by Tenant to Landlord to secure performance by Tenant of its obligations hereunder may be assigned by

Landlord to such successor in interest of Landlord; and, upon acknowledgment by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of the Lease, Landlord shall thereby be discharged of any further obligation relating thereto. Landlord's assignment of the Lease or of any or all of its rights herein shall in on manner affect Tenant's obligations hereunder. Tenant shall thereafter attorn and look to such assignee, as Landlord, provided Tenant has first received written notice of such assignment of Landlord's interest. Landlord shall have the right to freely sell, assign or otherwise transfer its interest in the Building and/or this Lease.

26.16

          It is understood that Landlord is subject to the Employee Retirement Income Security Act ("ERISA") and has furnished to Tenant a list of individuals and entities transactions with which might result in a prohibited transaction under ERISA or would otherwise cause a breach of an ERISA related requirement. Tenant hereby warrants and represents that Tenant is not related to or affiliated with any person or entity shown on a list to be furnished by Landlord such that Tenant is a "party in interest" to such person or entity as that term is defined in ERISA Section 3(14) and (15), a copy of which section is attached hereto as Exhibit D, as that Section may be interpreted or amended. Tenant agrees that each time that Landlord makes additions to such list that Tenant will either make the warranty requested above or shall disclose to Landlord the relationship with such party on the list that would cause Tenant to be unable to make such warranty and representation. Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or damages which may result from a breach of the warranty and representation made by Tenant.

26.17 RIDERS

          All Riders attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

          IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in 1.01D hereof.


                                            Landlord: 6000 Fairview Associates, LLC,
                                            a North Carolina Partnership
                                            By: Connecticut General Life Insurance Co. on behalf
                                                of its Separate Account R, General Member
                                            By: Cigna Investments, Inc.

                                                    /s/ Julia B. Bazenas
WITNESS:  /s/ Valerie J. Clark              By: -------------------------------------------------
        -------------------------                      Julia B. Bazenas
        (Corporate Seal)
                                            Title: MANAGING DIRECTOR                      10/7/98
                                                  -----------------------------------------------
                                                                                             Date

                                            TENANT: UNITED DOMINION INDUSTRIES, INC.

                                                     /s/
ATTEST:   /s/                               By: -------------------------------------------------
        -------------------------
        Secretary
        (Corporate Seal)                    Title: EVP & CAO Asst. Sec.                    9/7/98
                                                  -----------------------------------------------
                                                                                             Date

                                   EXHIBIT "A"

                               Tenant Improvements

1. Space Planning          If, at the time this Lease is executed, a space plan
                           has not been prepared and approved by both Landlord and Tenant, Tenant shall provide Landlord's space planner with its space requirements in order to prepare a space plan. This information should be provided by September 25, 1998. Once the space plan has been prepared by the space planner, and delivered to Tenant, Tenant shall have five (5) days to modify, if necessary, and approve the plan. Landlord shall then estimate the cost of building out the space pursuant to the plan and shall submit such estimate to Tenant for approval. Tenant shall have seven (7) days to approve the budget for the buildout of its space.

                           In the event Tenant's improved space is not available for occupancy by the Commencement Date stated in
                           Section 1.01F of this Lease and Tenant has met all of the deadlines described above, Tenant's obligation to pay rent will begin on the date the space is ready for occupancy, and the rental schedule shall be adjusted accordingly. However, if Tenant has not met the time table described above and the space is not ready for occupancy on the Commencement Date, the obligation to pay rent will commence on the Commencement Date.


2. Landlord's Work:        In addition to the allowance provided below, Landlord
                           shall provide building standard light fixtures (at a ratio of one fixture for every 85 USF) window treatments, and ceiling tile stacked on the floor, ceiling grid in place, sprinkler system installed on a 12 foot grid, HVAC high pressure duct and VAV boxes in place for an open floor plan.

3. Landlord's Allowance:   Tenant shall pay, as "additional rent," the excess
                           cost as described below within ten days of receipt of an invoice. Landlord shall have the improvements as described on Tenant's Drawings, Sheet A100 by
                           Peterson Associates, dated 9-15-98 and 9-23-98 attached hereto constructed at Landlord's expense and Tenant agrees to pay Landlord at time of occupancy
                           $78,682.00 which is Tenant's share or excess cost of said improvement cost.

                           UNITED DOMINION INDUSTRIES
                       DRAWINGS DATED 9-15-98 AND 9-23-98

PRICING AS OF 3-5-98                                                    $322,574

CHANGES

DELETE WALL COVERING

COMPUTER ROOM                                           $  2,000
             RAISED FLOOR                   $  5,000*
             SPECIAL ELECTRICAL PANEL       $  6,200
             SUPPLEMENTAL A/C               $  7,800
                                            --------    $ 19,000
HVAC
             FINAL DRAWINGS                             $      0**
MILLWORK
             ADDED ONE (1) SUPPORT AREA                 $  2,475

CARPET UPGRADE
             1651/YDS @ 25.00               $ 41,275*
             1651/YDS @ 13.50 (BUDGET)      $ 22,289
                                            --------
                                                        $ 18,986
PLUMBING AND APPLIANCES
             DISHWASHER                     $    265
             SUBZERO ICE MAKER              $  1,400*
             MICROWAVE                      $    150*
             REFRIGERATOR                   $    300*
             LABOR                          $    350
             ADD SINK                       $  1,800
                                            --------
                                                        $   4,865
                                                        ---------
                                                        $  43,326
GENERAL CONDITIONS                                      $   4,332
                                                        ---------

TOTAL COST OF CHANGES                                                   $ 47,658
                                                                        --------

TOTAL BUILDOUT COST                                     $   22.22RSF                 $370,232

TENANT IMPROVEMENT ALLOWANCE                                                         $291,550
                                                                                     --------

OVERAGE                                                                                            $ 78,682

* ALLOWANCE ITEM - ANY SAVINGS ON THESE ITEMS WILL BE GIVEN TO TENANT. ALSO, THERE IS A $7,000 ALLOWANCE FOR RECEPTION AREA DESK IN BASE CONSTRUCTION PRICE.

**TO BE PAID BY LANDLORD

                            "FLOOR PLAN OF FACILITY"

                                   EXHIBIT "B"
                              Rules and Regulations

1. The Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Any person whose presence in the Building at any time shall, in the reasonable judgment of the Landlord, be prejudicial to the safety, character, reputation and interest of the Building or its Tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, the Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the Tenants, the Building and protection of property in the Building. The Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the Tenant from whose Premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on the Landlord for the protection of any Tenant against the removal of property from the Premises of the Tenant. The Landlord shall in no way be liable to any Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Tenant's Premises or the Building under the provisions of this rule.

2. Landlord reserves the right to exclude or expel from the building any person who in the judgment of Landlord is intoxicated or under the influence of liquor or drugs.

3. Tenants shall not do or permit anything to be done in their Premises or bring or keep anything therein which will in any way obstruct or interfere with the rights of other tenants, or do, or permit anything to be done in their Premises which shall, in the judgment of the Landlord or its manager, in any other way injure or annoy them, or conflict with the laws relating to fire, or with the regulations of the fire department or with any insurance policy upon the Building or any part thereof or any contents therein or conflict with any of the Rules and Ordinances of the public building or health authorities.

4. All electrical equipment used by Tenants shall be U.L. approved. Nothing shall be done or permitted in Tenant's Premises, and nothing shall be brought into or kept in the Premises which would impair or interfere with any of the Building services or the proper and economic heating, cooling, cleaning or other servicing of the Building or the Premises.

5. Tenants shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business, in the building. The use of oil, gas or inflammable liquids for heating, lighting or other purposes is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building. Tenants shall not use any other method of heating than that supplied by the Landlord.

6. Tenants shall give Landlord prompt notice of all accidents to or defects in air-conditioning equipment, plumbing, electric facilities or any part or appurtenance of their Premises.

7. Tenants shall use electric, gas and any other form of energy only from such sources of supply as is furnished in the Building.

8. All deliveries to the Building for or by any Tenant are to be made through the service entrance to Building as designated by Landlord, unless special permission is granted by Landlord for the use of other Building entrances.

9. Furniture, equipment or supplies shall be moved in or out of the Building as designated by Landlord, unless special permission is granted by Landlord for the use of other Building entrances.

10. Should any Tenant desire to place in the Building any unusually heavy equipment, including, but not limited to, large files, safes and electronic data processing equipment, it shall first obtain approval of the Landlord to place such items within the Building, for the use of the Building elevators, and for the proposed location in which such equipment is to be installed. The Landlord shall have the power to prescribe the weight and position of any equipment that may exceed the weight load limits of the building structure, and may further require, at the tenant's expense, the reinforcement of any flooring on which such equipment may be placed, and/or to have an engineering study performed to determine such weight and position of equipment, to determine added reinforcement required, and/or determine whether or not such equipment can be safely placed within the Building.

11. Tenants shall not place additional locks or bolts of any kind upon any of the doors of their Premises and no lock on any door therein shall be changed or altered in any respect. Duplicate keys for Tenant's Premises and toilet rooms (if applicable) shall be procured only from Landlord, which may make a reasonable charge therefor. Upon the termination of a Tenant's lease, all keys of the Premises and toilet rooms shall be delivered to the Landlord.

12. Tenants shall not leave any refuse in the public hallways or other areas of the Building (excepting Tenant's own Premises) for disposal.

13. Landlord shall have the right to prohibit any advertising by Tenants which, in Landlord's reasonable opinion, tends to impair the reputation of the Building or its desirability as a building or offices; upon written notice from the Landlord, Tenant shall refrain from or discontinue such advertising.

14. If a Tenant employs laborers or others outside of the Building, such Tenant shall not have its employees paid in at the Building, but shall arrange to pay their payrolls elsewhere. Tenants shall not advertise for laborers, giving an address at the Building.

15. Bicycles or other vehicles shall not be permitted in the offices, halls, corridors, lobbies and elevators of the Building, nor shall any obstruction of sidewalks or entrances of the Building by such be permitted.

16. The sidewalks, entries, passages, elevators and staircases shall not be obstructed or used by Tenants, their servants, agents or visitors for any other purpose than ingress and egress to and from the respective offices.

17. Canvassing, soliciting and peddling in the Building is prohibited and tenants shall cooperate to prevent the same.

18. No animals, birds or pets (other than seeing-eye dogs) of any kind shall be allowed in Tenant's Premises or Building.

19. The water closets, urinals, waste lines, vents or flues of the Building shall not be used for any purpose other than those for which they were constructed, and no rubbish, acids, vapors, newspapers or other such substances of any kind shall be thrown into them. The expense caused by any breakage, stoppage or damage resulting from a violation of this rule by any Tenant, its employees, visitors, guests or licensees, shall be paid by Tenant.

20. All decorating, carpentry work or any labor required for the installation of Tenant's equipment, furnishings or other property shall be performed at Tenant's expense, subject to Landlord's prior written approval, (which consent shall not be unreasonably withheld or delayed), and, by Landlord's employees or at Landlord's option and consent by persons or contractors authorized in writing by Landlord. This shall apply to all work including, but not limited to, installation of telephone or telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceilings, equipment or any other physical feature of the Building. None of this work shall be done by Tenant without Landlord's prior written approval (which consent shall not be unreasonably withheld or delayed).

21. If any Tenants desires radio signal, communication, alarm or other utility or service connection installed or changed, such work shall be done at the expense of such tenant, with the prior written approval and under the direction of Landlord. No wiring shall be installed in any part of the Building without Landlord's approval and direction. Landlord reserves the right to disconnect any radio, signal or alarm system when, in Landlord's reasonable opinion, such installation or apparatus interferes with the proper operation of the Building or systems within the Building.

22. Except as permitted by Landlord, Tenants shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of their Premises or of the Building and the repair cost of any defacement, damage or injury caused by any Tenant, its agents or employees, shall be paid for by the Tenant.

23. All glass, lighting fixtures, locks and trimmings in or upon the doors and windows of the Tenant's Premises shall be kept whole and whenever any part thereof shall be broken through cause attributable to any Tenant, its agents, guests or employees, the same shall immediately be replaced or repaired by Landlord at Tenant's expense.

24. The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other Tenants, caused by any Tenant or the employees, licensees, agents or invitees of the Tenant, shall be paid by such Tenant.

25. Tenants shall not remove any carpet, or wall coverings, window blinds, or window draperies in their Premises without the prior written approval from Landlord (which approval shall not be unreasonably withheld or delayed).

26. The sashes, sash doors, windows, side glass, glass floors and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed by Tenant without the prior written approval from Landlord.

27. Tenant shall cooperate fully with the life safety plans of the Building as established and administered by the Landlord. This includes participation by Tenant and employees of the Tenant in exit drills, fire inspection, life safety orientations and other programs relating to fire safety that may be promulgated by the Landlord.

28. To the extent any of the Rules and Regulations set forth in this Exhibit B conflict with the provisions of the Lease, the terms of the Lease shall control.

                                    EXHIBIT C

                         6000 Fairview Legal Description

         Being all that certain tract or parcel of land lying and being in the City of Charlotte, Mecklenburg County, North Carolina, and being more particularly described as follows:

         Beginning at a nail in the southern margin of the right-of-way of Fairview Road (a variable public right-of-way), which point is located the following three (3) courses and distances along the southern margin of the right-of-way of Fairview Road from a point located at the eastern terminus of the radius formed by the intersection of the southern margin of the right-of-way of Fairview Road with the eastern margin of the right-of-way of J.A. Jones Drive (60' public right-of-way): (1) with the arc of a circular curve to the left having a radius of 1,051.95 feet, an arc distance of 51.96 feet and a chord bearing and distance S. 77-19-37 E. 51.96 feet to a new iron pin; (2) with the arc of a circular curve to the left having a radius of 1,480.00 feet, an arc distance of 129.42 feet, and a chord bearing and distance S. 81-14-34 E. 129.39 feet to a nail; and (3) S. 83-45-09 E. 249.43 feet to a point, being the point and place of Beginning; thence, from the point and place of Beginning, S. 03-39-05-W. 53.01 feet to a new iron pin; thence, S. 83-45-09 E. 76.56 feet to a new iron pin; thence S.03-39-05 W. 272.01 feet to a new iron pin; thence N. 86-20-55 W. 138.07 feet to a new iron pin; thence S. 03-39-05 W. 384.50 feet to a new iron pin; thence N. 86-20-55 W. 195.75 feet to a new iron pin in the eastern margin of the right-of-way of J.A. Jones Drive; thence, with the eastern margin of the right-of-way of J.A. Jones Drive, the following three (3) courses and distances: (1) N. 09-26-39 W. 107.80 feet to a new iron pin; (2) N. 11-13-39
W. 641.88 feet to a new iron pin; and (3) with the arc of a circular curve to the right having a radius of 15.00 feet, an arc distance of 30.19 feet and a chord bearing of N. 46-25-49 E. 25.35 feet to a nail in the southern margin of the right-of-way of Fairview Road; thence, with the southern margin of the right-of-way of Fairview Road, the following three (3) courses and distances:
(1) with the arc of a circular curve to the left having a radius of 1,051.95 feet, an arc distance of 51.96 feet and a chord bearing of S. 77-19-37 E. 51.96 feet to a new iron pin; (2) with the arc of a circular curve to the left having a radius of 1,480 feet, an arc distance of 129.42 feet and a chord bearing of S. 81-14-34 E. 129.39 feet to a nail; and (3) S. 83-45-09 E. 249.43 feet to a point being the point and place of Beginning, containing 5.770 acres, all as shown on that survey by R.B. Pharr & Associates, P.A., dated August 9, 1996.

         Together with whatever right, title and interest, if any, as Grantor may have in the land underlying the rights-of-way of J.A. Jones Drive and/or Fairview Road from the boundary lines of the above-described tract to the centerlines of said rights-of-way.

                                    EXHIBIT D

                     EMPLOYEE RETIREMENT INCOME SECURITY ACT
                             SECTION 3 (14) AND (15)

(14)     The term "party in interest" means, as to an employee benefit plan -

         (A) any fiduciary (including, but not limited to, any administrator, officer, trustee, or custodian), counsel, or employee of such employee benefit plan;

         (B)      a person providing services to such plan;

         (C)      an employer any of whose employees are covered by such plan;

         (D) an employee organization any of whose members are covered by such plan;

         (E)      an owner, direct or indirect, of 50 percent or more of

                  (I) the combined voting power of all classes of stock entitled to vote or the total value of shares of all classes of stock of a corporation,

                  (II) the capital interest or the profits interest of a partnership, or

                  (III) the beneficial interest of a trust or unincorporated enterprise,

which is an employer or an employee organization described in subparagraph (C) or (D);

         (F) a relative defined in paragraph (15) of any individual described in subparagraph (A), (B), (C) or (E);

         (G) a corporation, partnership, or trust or estate of which (or in which) 50 percent or more of

                  (I) the combined voting power of all classes of stock entitled to vote or the total value of shares of all classes of stock of such corporation,

                  (II) the capital interest or profits interest of such partnership.

(15) The term "relative" means a spouse, ancestor, lineal descendent, or spouse of a lineal descendent.

                         ERISA PARTIES IN INTEREST LIST
                               SEPARATE ACCOUNT R

                           1.       Treasurer of the State of North Carolina

                           2.       The United Nations Joint Staff Pension Fund

                           3.       Maryland State Retirement System

                           4. International Bank for Reconstruction and Development World Bank Pension Department (Staff Retirement Plan 1)

                           5.       The School Employees Retirement Board of
                                    Ohio

                           6. International Monetary Fund as Trustee of the Staff Retirement Plan

                           7. Public School Teachers Pension & Retirement Fund of Chicago


PLEASE BE ADVISED THAT THE PRECEDING IS A LIST OF RETIREMENT PLANS WHICH MAY HAVE AN INTEREST IN SEPARATE ACCOUNT R AS OF THE DATE HEREOF IN EXCESS OF TEN PERCENT (10%). THIS EXHIBIT IS SUBJECT TO CHANGE AS HOLDERS OF INTERESTS ARE EITHER ADDED OR SUBTRACTED OR THE PERCENTAGE INTEREST HELD BY ANY PLAN CHANGES.


                                                               As of May 1, 1977

                                   EXHIBIT "E"

                                EXPANSION RIGHTS

During the original term of the Lease, if Tenant is not then in default under this Lease, and if, at any time during the first four (4) years of the Term of this Lease, Landlord intends to make an offer to lease any space not leased and vacant on the fourth (4th) floor of the Building to a third party, Landlord shall first give Tenant written notice of the square footage, availability date and terms of the offer Landlord intends to make, including, without limitation, the tenant improvement allowance, if any, Landlord intends to offer. Tenant shall have ten (10) business days after receipt of any such notice to elect to lease all such space on the terms offered. If Tenant rejects any such offer, or fails to respond to any such offer within said period, Landlord shall be free to lease the offered space upon substantially the same terms and conditions as those contained in Landlord's notice. A reduction in the rental terms of ten percent (10%) or less shall not be deemed a substantial change in the terms. If Landlord substantially changes the terms and conditions on which Landlord is offering any such space, Landlord shall resubmit such offer to Tenant and Tenant shall have ten (10) business days in which to accept any new offer. If Tenant accepts any such offer, the space offered shall be added to the Premises at the rental set forth in Landlord's offer on the same terms and conditions set forth in Landlord's offer. In the event Tenant leases such space, Tenant's obligation to pay Rent on such space shall commence thirty (30) days after Tenant accepts said offer to lease space or upon delivery of said space finished as specified in Landlord's offer whichever comes first. If Tenant rejects or fails to respond to any such offer within the required period, Landlord may proceed to Lease space to the other party and Tenant shall have waived its right to lease such space until it next comes vacant and available.

In addition to Tenant's right of first offer set forth above, within 48 months after the Lease Commencement Date, Tenant shall also have the right to lease any or all of the vacant space on the fourth (4th) floor of the Building by giving Landlord written notice of its desire to lease such vacant/unleased additional space, provided however, that once Landlord has delivered written notice pursuant to the preceding paragraphs, the terms of the preceding paragraph shall apply with respect to such space. Such notice from Tenant for additional space shall specify the space to be leased and the proposed date on which Tenant shall begin leasing such additional space; provided the additional space being leased by Tenant is configured to leave any unleased space on the floor in a configuration that is usable and leaseable without discount and has proportionately the same amount of exterior glass to interior space as the space being leased and the Rent shall commence within sixty (60) days of said notice for said additional space notice. The rental rate for the additional space shall be at the then current rental rates for comparable space in the Building, except if Tenant exercises the right of first offer within the first six months after the Commencement Date of the Lease, then the rental rate for said additional space shall be the same square foot rental rate as the rate used for the original 16,660 RSF premises. Based on the number of months remaining on the original lease term, Landlord shall contribute $.25 per month per usable square foot toward tenant's required upfit or build out cost for said additional leased space. Ex.: Tenant leases 2,000 usable square feet with three years remaining on the lease term, Landlord would contribute 2,000 x $.25 x 36 mo. = $18,000 or $9.00/USF. Except as otherwise set forth in this Exhibit "E", the terms set forth in this Lease shall apply to any additional space on the fourth (4th) floor of the Building.

                                   EXHIBIT "F"

                                 RENEWAL OPTION

Tenant shall have one (1) option to renew the Term of this Lease for a five (5) year period. Such option is conditioned upon Tenant's not being in default under this Lease at that time. Tenant shall exercise the option by written notice to Landlord given on or before the date six (6) months before the commencement of the renewal period in question. The option shall terminate if notice is not timely given by Tenant. The option period shall commence upon the expiration of the initial Term. All references to the "Term" of this Lease shall, unless the context shall clearly indicate a different meaning, be deemed to include a reference to the initial Term of this Lease as renewed as herein provided. Such renewal shall be on the same terms and conditions as are set forth herein except that Adjusted Monthly Base Rent at the commencement of each renewal period shall be the then existing fair market rental for the Premises and the Operating Expense Base shall be the Operating Cost per rentable square foot for the year in which the renewal period commences. "Fair Market Rental" shall mean the fair market rental applicable to commercial office space of size and quality similar to the Premises in the South Park area of Charlotte, North Carolina, in the proximity of the Building then being paid by tenants exercising a renewal or extension of office space taking into consideration all terms, conditions, considerations and concessions being offered by landlords for renewals and extensions of such comparable space and the absence of those considerations and concessions and reduced or absent leasing commissions that would otherwise be offered and incurred were this Lease a new lease rather than an extension of an existing lease. Fair Market Rental shall be determined as follows: upon Landlord's receipt of Tenant's notice of exercise of the renewal option, the parties shall attempt to agree on the Rent to be applicable during the renewal period in question, but if the parties cannot agree on the Rent to be applicable during said renewal period within thirty (30) days after Tenant's notice, then within twenty (20) days after the expiration of said 30-day period if Tenant has not rescinded its notice of exercise of the renewal option due to the inability of the parties to agree on the Fair Market Rental, Landlord and Tenant shall each appoint an appraiser and the two appraisers so appointed shall attempt to agree upon the Fair Market Rental for the Premises. If within thirty (30) days after the date of appointment of the last appraiser appointed hereunder the two appraisers cannot agree upon the Fair Market Rental, then within five (5) days after the expiration of such 30-day period both appraisers shall submit their written opinion of such Fair Market Rental to Landlord and Tenant, and the two appraisers shall then select a third appraiser. The third appraiser shall submit his opinion as the Fair Market Rental for the Premises to both Landlord and Tenant within thirty (30) days following his appointment. If the rental as set by the third appraiser is an amount between the rental as set by the two other appraisers, then his opinion shall be final and binding on the parties hereto. If the rental as set by the third appraiser is lower than the lower rental as set by the other two appraisers, or higher than the higher rental as set by the other two appraisers, the rental as set by the third appraiser shall be disregarded totally, and the applicable rental shall be the amount computed by averaging the rental as set by the first two appraisers. If the two appraisers fail to agree upon the third appraiser within five (5) days after the expiration of the 30-day period they have to agree upon the rental, then the third appraiser shall be selected by the highest ranking officer of the American Arbitration Association's office in Charlotte, North Carolina. All appraisals shall be expressed as a rental per square foot. Each appraiser shall have an M.A.I. and/or S.R.P.A. designation, be licensed in the State of North Carolina (if North Carolina licenses appraisers), be disinterested and be experienced with the appraisal of rental property in the South Park area of Charlotte, North Carolina. Each party shall bear the fees and expenses of the appraiser appointed by it, and the parties shall equally share the fees and expenses of the third appraiser. Upon Tenant exercising this renewal option, Landlord shall provide a refurbishment allowance sufficient to cover all carpet cleaning, painting and any necessary refurbishments required in the Premises. Such allowance shall be taken into account in determining the Fair Market Rental for the Premises and shall be based on the current market for refurbishment allowances.

                                  "ADDENDUM A"

                                 RENTAL SCHEDULE

                                                      Monthly Base Rent
                                                      -----------------

November 16, 1998 - February 6, 1999                  $     0.00
(First two months + 21 days)

Commencing on February 7, 1999                        $30,543.33 per month

                                    EXHIBIT B

                       (DESCRIPTION OF SUBLEASED PREMISES)





                             [DIAGRAM OF FLOORPLAN]